Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

June 21, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company announces the release on June 20, 2011 of 86,383 Ordinary Shares in Shire plc (“Shares”), in accordance with the rules of the Shire Portfolio Share Plan (the “Plan”), to Mr Angus Russell, Chief Executive Officer, in connection with a Performance Share Award (“PSA Award”) granted to him on June 18, 2008 under Part B of the Plan.

The PSP Award was subject to performance criteria measured over the performance period 2008 to 2010.  Based on the performance criteria, 88% of the PSP Award vested.

Upon release, 29,790 Shares were sold on the London Stock Exchange at a price of £18.27812 to satisfy Mr Russell’s tax liability.  Mr Russell retained the remaining 56,593 Shares.

Following the above transaction, Mr Russell holds 131,330 Shares. He also holds awards of stock appreciation rights, performance shares and restricted shares over 738,600 Shares and 301,449 American Depositary Shares (“ADSs”). One ADS is equal to three Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX